UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2009

CYCLACEL PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-50626 (Commission File Number)	91-1707622 (IRS Employer Identification No.)
200 Connell Drive
Suite 1500
Berkeley Heights, NJ 07922
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (908) 517-7330

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.
     On April 6, 2009, the Board of Directors of Cyclacel Pharmaceuticals, Inc. (the “Company”) passed a resolution to suspend payment of the quarterly cash dividend on the Company’s 6% Convertible Exchangeable Preferred Stock (the “Preferred Stock”) scheduled for May 1, 2009.
     To the extent that any dividends payable on the Preferred Stock are not paid, such unpaid dividends are accrued. If the Company fails to pay in an aggregate amount equal to at least six quarterly dividends (whether or not consecutive) on the Preferred Stock, the size of the Company’s Board of Directors will be increased by two members and the holders of the Preferred Stock, voting separately as a class, will have the right to vote to fill the two vacancies created thereby until the Company pays all accrued but unpaid dividends, at which time such right is terminated.
     The Board of Directors will continue to evaluate the payment of a quarterly cash dividend on a quarterly basis.
Item 8.01 Other Events.
     On April 8, 2009, the Company issued a press release announcing the suspension of payment of the quarterly dividend on the Preferred Stock scheduled for May 1, 2009, a copy of which is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Attached hereto as Exhibit 99.1 is a press release issued by the Company on April 8, 2009 announcing the suspension of payment of the quarterly dividend on the Preferred Stock scheduled for May 1, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.
By:	/s/ Paul McBarron
	Name:	Paul McBarron
	Title:	Executive Vice President — Finance, Chief Financial Officer and Chief Operating Officer

Date: April 8, 2009